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Exhibit 99. (d)(3)

                    FLAG INVESTORS COMMUNICATIONS FUND, INC.

                       AMENDMENT TO SUB-ADVISORY AGREEMENT

     This Amendment is made September 1, 2000 between FLAG INVESTORS COMMUNICATIONS FUND, INC., a Maryland corporation (the "Fund"), INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor") and ALEX. BROWN INVESTMENT MANAGEMENT, a limited partnership (the "Sub-Advisor"). This amendment will revise the Sub-Advisory Agreement between FLAG INVESTORS COMMUNICATIONS FUND, INC., INVESTMENT COMPANY CAPITAL CORP. and ALEX. BROWN INVESTMENT MANAGEMENT dated June 4, 1999.

     WHEREAS, the parties wish to amend the Sub-Advisory Agreement; and

     NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

Section 8. Compensation. is removed in its entirety and the attached shall be
           ------------
inserted in lieu thereof.

8. COMPENSATION
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   For the services to be rendered hereunder by the Sub-Advisor, the Advisor shall pay to the Sub-Advisor monthly compensation equal to the sum of the amounts determined by applying the following annual rates to the Fund's average daily net assets: 0.65% of the first $100 million of the Fund's average daily net assets, 0.60% of the next $100 million of the Fund's average daily net assets, 0.55% of the next $100 million of the Fund's average daily net assets, 0.50% of the next $200 million of the Fund's average daily net assets, 0.45% of the next $500 million of the Fund's average daily net assets, 0.42% of the next $500 million of the Fund's average daily net assets, and 0.40% of that portion of the Fund's average daily net assets in excess of $1.5 billion. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above. Payment of the Sub-Advisor's compensation for the preceding month shall be made as promptly as possible.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

[SEAL]                     FLAG INVESTORS COMMUNICATIONS FUND, INC.

                           By: /s/ Amy M. Olmert
                               -----------------
                           Name:  Amy M. Olmert
                           Title: Secretary

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[SEAL]                     INVESTMENT COMPANY CAPITAL CORP.

                           By: /s/ Edward J. Veilleux
                               ----------------------
                           Name:  Edward J. Veilleux
                           Title: Executive Vice President

[SEAL]                     ALEX. BROWN INVESTMENT MANAGEMENT

                           By: /s/ Bruce E. Behrens
                               --------------------
                           Name:  Bruce E. Behrens
                           Title: Vice President and Principal